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                                                                    EXHIBIT 99.1


                      [TRANSWESTERN PUBLISHING LETTERHEAD]




                                                                   PRESS RELEASE

                                                 Contact:       Kimberley Beales
                                                                (619) 467-2815

FOR IMMEDIATE RELEASE
January 5, 1999

                             TRANSWESTERN PUBLISHING
                         PURCHASES 14 TEXAS DIRECTORIES

SAN DIEGO - TransWestern Publishing has purchased 14 telephone directories in Texas from United Directory Services, Inc. The directories are:
Graham-Jacksboro-Olny; Mineral Wells; Wise-Montague Area; Weatherford-Parker County; Azle Lake Worth Saginaw; Fairfield-Tri County; Austin-Williamson County; Marble Falls Area; Bastrop; New Braunfels-Canyon Lake; San Marcos-Lockhart; Kerrville-Heart of Hills; Seguin-Luling; and NE San Antonio.

        "We're very excited to be a part of these Texas communities and will continue to serve them through the local offices," said TransWestern Publishing's President and Chief Executive Officer Rick Puente. "Most of these directories have been published for over 20 years and, during that time, have earned a reputation for quality and have established a dominate position in the market."

        TransWestern Publishing now serves 36 communities in Texas with complete white and yellow page directories.

        All of the United Account Executives and Sales Managers will be joining TransWestern Publishing. Puente added, "Businesses can expect the same high quality advertising and customer service that they have received in the past from this outstanding staff."

        Puente commented, "We plan to continue our expansion in contiguous and strong stand alone markets around the country. During the next few years, you can expect to see the ongoing growth of TransWestern Publishing."

        TransWestern Publishing is a California-based independent yellow page publisher which publishes 171 community-oriented directories in 14 states. TransWestern Publishing completed their 1998 fiscal year on April 30 with $100.1 million in revenues and an EBITDA of $30.2 million.


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